Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-280393) on Form S-3 and Registration Statements (No. 333-227437 and No. 333-281717) on Form S-8 of Bank7 Corp. of our reports dated March 16, 2026, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Bank7 Corp., appearing in this Annual Report on Form 10-K of Bank7 Corp. for the year ended December 31, 2025.

/s/ RSM US LLP

Dallas, Texas
March 16, 2026